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                                                                                       EXHIBIT 12
                                                                                       ----------


                          TEXAS INSTRUMENTS INCORPORATED AND SUBSIDIARIES
                         COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                       (Dollars in millions)


                                                     1999     1998     1997     1996     1995
                                                    ------   ------   ------   ------   ------

Income before income taxes
  and fixed charges:
    Income before extraordinary item,
      interest expense on loans,
      capitalized interest amortized,
      and provision for income taxes..........      $2,112   $  725	  $  882   $  105   $1,563
    Add interest attributable to
      rental and lease expense................          30       41       44	44       41
                                                    ------   ------   ------   ------   ------
                                                    $2,142    $ 766	  $  926   $  149   $1,604
                                                    ======   ======   ======   ======   ======

Fixed charges:
  Total interest on loans (expensed
    and capitalized)..........................      $   84    $  85   $  114   $  108   $   69
  Interest attributable to rental
    and lease expense.........................          30       41       44       44       41
                                                    ------   ------   ------   ------   ------
Fixed charges.................................      $  114    $ 126   $  158   $  152   $  110
                                                    ======   ======   ======   ======   ======



Ratio of earnings to fixed charges............        18.8      6.1      5.8	 *     14.5
                                                    ======   ======   ======   ======   ======



* Not meaningful.  The coverage deficiency was $3 million in 1996.




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